Exhibit 19
                                                                  ----------


                             M & F Worldwide Corp.
                              35 East 62nd Street
                           New York, New York 10021


                                                              December 3, 2002


Panavision Inc.
6219 De Soto Avenue
Woodland Hills, California 91367


                           Re:  Termination of Registration Rights Agreement

Gentlemen:

                  Reference is hereby made to the Registration Rights Agreement, dated as of June 5, 1998 (the "Registration Rights Agreement"), as amended, between M & F Worldwide Corp., a Delaware corporation ("M & F Worldwide") and Panavision Inc., a Delaware corporation ("Panavision") (formerly between Panavision and PX Holding Corporation, a Delaware corporation).

                  The undersigned hereby agree that the Registration Rights Agreement is hereby terminated, effective as of the date hereof, and as a result of such termination, neither M & F Worldwide nor Panavision (nor any of their respective directors or officers) shall have any further obligations or liabilities to the other in connection with or arising out of the Registration Rights Agreement or its termination.

                                         Very truly yours,


                                         M & F WORLDWIDE CORP.


                                         By: /s/ Howard Gittis
                                            -----------------------------------
                                         Name:   Howard Gittis
                                         Title:  Chairman of the Board of
                                                 Directors, President and Chief
                                                 Executive Officer

ACCEPTED AND AGREED:

PANAVISION INC.


By: /s/ Eric W. Golden
   -----------------------------------
Name:  Eric W. Golden
Title:    Executive Vice President and
         General Counsel